Exhibit 99.1

NEWS RELEASE

Enbridge Inc. Announces Election of Directors

CALGARY, ALBERTA, May 9, 2018 – Enbridge Inc. (TSX: ENB) (NYSE: ENB) (Enbridge or the Company) held its Annual General Meeting today. On a vote by ballot during the regular business proceedings at the meeting, shareholders approved the election of all 12 nominated directors proposed by management as listed in the Proxy Statement dated March 12, 2018. The detailed results of the vote for the election of directors are set out below.

	Votes For		Votes Withheld
Nominee	#	%	#	%
Pamela L. Carter	1,075,052,909	98.85	12,477,512	1.15
Clarence P. Cazalot, Jr.	1,013,824,498	93.22	73,705,923	6.78
Marcel R Coutu	975,938,714	89.74	111,591,707	10.26
Gregory L. Ebel	1,016,528,650	93.47	71,001,771	6.53
J. Herb England	1,067,822,850	98.19	19,707,571	1.81
Charles W. Fischer	1,077,233,404	99.05	10,297,017	0.95
V. Maureen Kempston Darkes	1,011,764,993	93.03	75,765,428	6.97
Michael McShane	1,042,907,151	95.90	44,623,270	4.10
Al Monaco	1,046,924,741	96.27	40,605,680	3.73
Michael E.J. Phelps	1,007,387,412	92.63	80,143,009	7.37
Dan C. Tutcher	992,839,937	91.29	94,690,484	8.71
Catherine L. Williams	1,011,123,756	92.97	76,406,665	7.03

About Enbridge Inc.

Enbridge Inc. is North America’s premier energy infrastructure company with strategic business platforms that include an extensive network of crude oil, liquids and natural gas pipelines, regulated natural gas distribution utilities and renewable power generation. The Company safely delivers an average of 2.8 million barrels of crude oil each day through its Mainline and Express Pipeline; accounts for approximately 65% of U.S.-bound Canadian crude oil exports; and moves approximately 20% of all natural gas consumed in the U.S., serving key supply basins and demand markets. The Company’s regulated utilities serve approximately 3.7 million retail customers in Ontario, Quebec, and New Brunswick. Enbridge also has interests in more than 2,500 MW of net renewable generating capacity in North America and Europe. The Company has ranked on the Global 100 Most Sustainable Corporations index for the past nine years; its common shares trade on the Toronto and New York stock exchanges under the symbol ENB.

Life takes energy and Enbridge exists to fuel people’s quality of life. For more information, visit www.enbridge.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Media	Investment Community
Suzanne Wilton	Jonathan Gould
Toll Free: (888) 992-0997	Toll Free: (800) 481-2804
Email: suzanne.wilton@enbridge.com	Email: investor.relations@enbridge.com